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CALVERT SOCIAL INVESTMENT FUND

Enhanced Equity Portfolio
Calvert Conservative Allocation Fund
Calvert Moderate Allocation Fund
Calvert Aggressive Allocation Fund

PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
UNDER THE INVESTMENT COMPANY ACT OF 1940

Class A

In addition to the Distribution expenses set forth in Section 1(b) with respect to the Balanced Portfolio* (formerly Managed Growth), Equity, Bond and Money Market Portfolios:

Class A Distribution Plan expenses incurred by the Enhanced Equity Portfolio (formerly Managed Index) pursuant to this Plan may not exceed, on an annual basis, 0.25% of the Portfolio's Class A average daily net assets.

Class A Distribution Plan expenses incurred by the Calvert Conservative Allocation Fund pursuant to this Plan may not exceed, on an annual basis, 0.35% of the Portfolio's Class A average daily net assets.

Class A Distribution Plan expenses incurred by the Calvert Moderate Allocation Fund pursuant to this Plan may not exceed, on an annual basis, 0.35% of the Portfolio's Class A average daily net assets.

Class A Distribution Plan expenses incurred by the Calvert Aggressive Allocation Fund pursuant to this Plan may not exceed, on an annual basis, 0.35% of the Portfolio's Class A average daily net assets.

* The Board of Trustees has determined that, until further action by the Board, Class A distribution expenses shall only be charged on the average daily net assets of the Balanced Portfolio in excess of $30,000,000.

Restated September 29, 2005